UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 4, 2025

Aeva Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39204	84-3080757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Ellis Street

Mountain View, California 94043

(650) 481-7070

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	AEVA	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock	AEVA.WS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Securities Purchase Agreement

On November 4, 2025, Aeva Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain funds affiliated with Apollo Global Securities, LLC (the “Apollo Funds”) relating to the sale by Company to the Apollo Funds of $100.0 million aggregate principal amount of the Company’s 4.375% Convertible Senior Notes due 2032 (the “Notes”). The Notes are guaranteed by Aeva, Inc., a wholly owned subsidiary of the Company. The transactions contemplated by the Securities Purchase Agreement closed on November 6, 2025 (the “Closing”).

The gross proceeds from the sale of the Notes were approximately $100.0 million, prior to deducting fees and estimated offering expenses. The Company intends to use the net proceeds from this sale for general corporate purposes.

The Indenture and Issuance of Convertible Notes

The Notes were issued pursuant to an indenture, dated as of November 6, 2025 (the “Indenture”), by and among the Company, Aeva, Inc., as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and are senior, unsecured obligations of the Company. Interest on the Notes began accruing on the Closing Date and is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026, at a rate of 4.375% per year. The Company may elect to pay interest on the Notes (i) by paying an amount in cash (“Cash Interest”) on such interest payment date equal to all interest accrued from, and including, the immediately preceding date on the principal amount (the “Interest Amount”) or (ii) by the issuance of a number of shares of common stock, $0.0001 par value per share (“Common Stock”) equal to the Interest Amount based on the daily VWAP for the eight trading days prior to the date two trading days prior to the relevant interest payment date (“Share Interest”) or (iii) any combination of Cash Interest and Share Interest. The Notes will mature on November 15, 2032 (the “Maturity Date”), unless earlier redeemed or repurchased by the Company or converted.

The Notes are convertible at the option of the Note holders (the “Holders”) at any time prior to the close of business on the Scheduled Trading Day (as defined in the Indenture) immediately preceding the Maturity Date at an initial conversion rate for the Notes is 63.0348 shares of Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $15.8643 per share of Common Stock) and is subject to adjustment upon the occurrence of certain customary events as set forth in the Indenture (the “Conversion Price”). Upon notice that a Holder has decided to convert its Note, the Company may satisfy its Conversion Obligation (as defined in the Indenture) by paying or delivering, as the case may be, to such converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash, shares of Common Stock, or a combination of cash and shares of Common Stock, at its election. Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or convert their Notes called for redemption in connection with any optional redemption are, under certain circumstances, entitled to an increase in the conversion rate.

The Company shall have the option to redeem the Notes at any time on or after November 20, 2028, if the last reported sale price per Common Stock exceeds 130% of the then effective Conversion Price for 20 trading days during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends notice of its intent to redeem the Notes, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon (the “Optional Redemption”). The Company may redeem for cash all of the Notes, at a redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if at any time less than 10% of the aggregate principal amount of the Notes initially issued on the date of the Indenture remain outstanding. Except as provided in the immediately preceding sentence, the Notes are not redeemable prior to November 20, 2028. The conversion rate on any Notes that are converted following a notice of redemption will be subject to a “make-whole” adjustment pursuant to the terms of the Indenture.

Subject to certain administrative conditions set forth in the Indenture, upon the occurrence of a Fundamental Change (as defined in the Indenture), each of the Holders shall have the right at such Holder’s option to require the Company to repurchase in cash all of such Holder’s Notes or any portion of the principal amount thereof which is equal to $1,000 or an integral multiple of $1,000 at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) default in the payment of principal of or any premium on any Note when due and payable on the Maturity Date, upon Optional Redemption, upon any required repurchase, upon declaration of acceleration or otherwise, (ii) default in any payment of (x) interest on any Note when due and payable, and the default continues for a period of 10 days or (y) any fees, expenses, indemnification payments or other amounts due to the Holders pursuant to the Note Documents (as defined in the Indenture) and the default continues for a period of 30 days, (iii) failure by the Company to comply with its obligation to convert the Notes under the Indenture upon exercise of a Holder’s conversion right and such failure continues for three business days; (iv) failure by the Company to provide certain notices as required by the Indenture, (v) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money with a principal amount in excess of $15.0 million and (vi) certain events of bankruptcy, insolvency, dissolution, and reorganization involving the Company or any Significant Subsidiary (as defined in the Indenture) (vii) any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $10.0 million to the extent not covered by insurance.

If an Event of Default involving certain events of bankruptcy, insolvency or reorganization with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest on, all Notes shall become and shall automatically be immediately due and payable. If any other Event of Default occurs and is continuing, either the Trustee, by notice to the Company, or the holders of at least 25% of the aggregate principal amount of the Notes then outstanding, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

A copy of the Indenture, and form of Note are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The Company offered and sold the Notes to the Apollo Funds in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Apollo Funds to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Apollo Funds. Any Common Stock that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders.

The information related to the issuance of the Notes contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and will not constitute an offer, solicitation, or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture (including Form of Note) with respect to Aeva Technologies, Inc.’s 4.375% Convertible Senior Notes due 2032, dated November 6, 2025, by and between the Company, Aeva, Inc. and U.S. Bank Trust Company, National Association

4.2	Form of 4.375% Convertible Senior Notes due 2032 (included in Exhibit 4.1)

104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aeva Technologies, Inc.

Date: November 6, 2025	By:	/s/ Saurabh Sinha
Saurabh Sinha Chief Financial Officer